EXHIBIT 23.1—CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in Registration Statements (Nos. 334-4872 and 333-3491) on Form S-8 of our report dated November 24, 1999 with respect to the financial statements and schedule of Check Technology Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 1999.

/s/ ERNST & YOUNG LLP Ernst & Young LLP
Minneapolis, Minnesota December 21, 1999